Exhibit 3.12
THIRD AMENDED AND RESTATED OPERATING AGREEMENT
OF
ZAYO FIBER SOLUTIONS, LLC
     This Operating Agreement (this “Agreement”) of Zayo Fiber Solutions, LLC, a Delaware limited liability company (the “Company”), is made as of July 1, 2010, by those persons or entities set forth on Exhibit A hereto, which may be amended from time to time as set forth herein (each a “Member” and collectively the “Members”).
Recitals
     A. The Company was formed on August 15, 2000 by filing a certificate of formation (the “Certificate of Formation”) with the Delaware Secretary of State.
     B. On July 1, 2010, the Company was acquired by Zayo Group, LLC, a Delaware limited liability company (“Zayo Group”), pursuant to a Membership Interest Purchase Agreement, dated as of March 23, 2010, by and among the Company, Zayo Group and AGL Investments, Inc., a Georgia corporation (the “Former Member”).
     C. On July 1, 2010, the Company changed its name from “AGL Networks, LLC” to “Zayo Fiber Solutions, LLC” by filing a certificate of amendment with the Delaware Secretary of State.
     D. Since December 20, 2002, the business and affairs of the Company have been governed by the Second Amended and Restated Operating Agreement of the Company, dated as of December 20, 2002 (the “Second A/R Operating Agreement”), by the Former Member.
     E. The Member desires to amend and restate the Second A/R Operating Agreement pursuant to this Agreement.
Agreement
     Now, Therefore, the parties agree as follows:
     1. Name. The name of the Company is Zayo Fiber Solutions, LLC.
     2. Purposes and Powers. The Company is organized for the purpose of engaging in any lawful act or activity for which a limited liability company may be organized under the laws of the State of Delaware.
     3. Term. The Company commenced its existence on the effective date of the Certificate of Formation and shall continue until the “Board” (as defined below) consents to the Company’s dissolution.

     4. Members; Capital Commitments; Membership Units.
          (a) The economic interests in the Company shall be represented by membership interest units (the “Units”). The Member’s interest in the Company, including the Member’s interest in income, gains, losses, deductions and expenses of the Company and the right to vote on certain matters as provided in this Agreement, shall be represented by the Units owned by the Member. The ownership of Units shall entitle the Member to allocations of income and loss and other items and distributions of cash and other property as set forth in this Agreement. Each Unit shall entitle the Member owning such Unit to one vote on any matter voted on by the Members as provided in this Agreement or as required by applicable law. The name, place of residence and capital commitment (“Capital Commitment”) to the Company of the Member and the number of Units held by the Member are set forth on Exhibit A attached hereto and incorporated herein by reference. Upon the consent of the Manager, the Company may issue additional Units, provided, however, that no person or entity shall become a Member unless and until such person or entity has explicitly accepted, assumed and agreed to be subject to and bound by all of the terms, obligations and conditions of this Agreement, as the same may have been further amended. The Member shall contribute the Member’s Capital Commitment to the Company upon the execution of this Agreement in accordance with Exhibit A. In no event shall the Member be required to contribute any amount in excess of the Member’s Capital Commitment as set forth on Exhibit A.
          (b) The form of Unit certificate attached hereto as Exhibit B is hereby approved and adopted as the form of Unit certificate of the Company. The Company hereby authorizes the issuance of a Unit certificate to the Member of the Company reflecting its membership interest in the Company. For all purposes under this Agreement, the membership interest represented by such Unit certificate and the certificate representing the same shall be deemed a “security” or “securities” governed by Article 8 of the Uniform Commercial Code as in effect from time to time in the State of Delaware.
     5. Management.
          (a) The Company shall be managed under the direction of a Board of Managers (the “Board,” and each member thereof being referred to as a “Manager”) who shall be responsible for setting policies and procedures for the operation of the Company. Except as set forth herein, the management and operation of the Company are vested exclusively in the Board and the Board shall have the power on behalf of and in the name of the Company to carry out and implement any and all of the objects and purposes of the Company. The Board may, from time to time, delegate to one or more persons (including any Member, officer or employee of the Company) such authority and responsibility as the Board may deem advisable. Any delegation pursuant to this section may be revoked at any time by the Board. The Board of Managers hereby designates to the officers of the Company the authority and responsibilities for the day-to-day ordinary course operation of the Company. The officers of the Company shall conduct the day to day operations of the Company in accordance with and subject to the policies, procedures and guidelines approved and adopted by the Board. The initial officers shall be appointed by the Member pursuant to this Agreement. As of the date of this Agreement, the officers of the Company shall be: (i) Matt Erickson, President and Assistant Secretary, (ii) Scott

Beer, Vice President, General Counsel and Secretary and (iii) Ken desGarennes, Vice President and Chief Financial Officer.
          (b) The Board shall initially consist of seven (7) Managers, who shall be comprised of the same Managers that comprises the Board of Managers of Communications Infrastructure Investments, LLC, a Delaware limited liability company (“CII”), as such Managers may be appointed and removed pursuant to CII’s Amended and Restated Limited Liability Company Agreement dated as of May 22, 2007, as may be amended from time to time (the “CII LLC Agreement”). At any meeting of the Board, each Manager shall have the same number of votes as such Manager shall then have as a manager of CII pursuant to the CII LLC Agreement. As of the date of this Agreement, the Managers of the Company shall be Daniel P. Caruso, Gillis Cashman, Michael Choe, John A. Downer, John Siegel, Don Detampel and Rick Connor.
     6. Allocations and Certain Tax Matters. A capital account will be maintained for the Member in accordance with the rules set forth in Treasury Regulation Section 1.704-1(b)(2)(iv). All income, gains, losses and expenses of the Company will be allocated (for capital accounting and income tax purposes) so as to cause the sum of (1) the Member’s capital account, (2) the Member’s share of “partnership minimum gain” (as defined in Treasury Regulation Section 1.704-2(b)(2)), and (3) the Member’s “partner nonrecourse debt minimum gain” (as determined in accordance with Treasury Regulation Section 1.704-2(i)(3)), to be equal to the amount that would be distributed to the Member under this Agreement if the Company were to (a) liquidate the assets of the Company for an amount equal to the book value of such property as determined for capital account purposes as of the end of such fiscal period and (b) distribute the proceeds in accordance with the distribution provision of this Agreement.
     7. Distributions to Members. To the extent available after meeting the financial obligations of the Company, and after providing any necessary reserves as determined by the Manager, the Company shall distribute cash and other assets to the Member in a manner determined by the Manager, at such times and on such terms and conditions as deemed appropriate by the Manager.
     8. Liability of Members. Except as otherwise required by applicable law and as explicitly set forth in this Agreement, no Member shall have any personal liability whatever in such Member’s capacity as a Member, whether to the Company, to any other Member, to the creditors of the Company or to any other third party, for the debts, liabilities, commitments or any other obligations of the Company or for any losses of the Company, and therefore, the Member shall be liable only to contribute the Member’s Capital Commitment to the Company as set forth on Exhibit A, subject to the terms and conditions of this Agreement. The Member, as such, shall not be required to lend any funds to the Company or to make any additional contribution of capital to the Company. The Member may, with the consent of the Manager, make loans to the Company, and any loan by the Member to the Company shall not be considered to be a capital contribution.
     9. Exculpation. The Manager, the Manager’s members, directors, officers and partners (collectively, the “Manager Affiliates”) and the officers of the Company shall not be liable to the Member or any director, officer or partner of the Company for any conduct or actions, except for conduct or actions adjudged not to have been undertaken in good faith or to constitute recklessness, willful misconduct, gross negligence, a knowing violation of law or an intentional material breach of this Agreement. The Manager, the Manager Affiliates and officers of the Company may consult with counsel and accountants respecting Company affairs and shall be fully protected and justified in acting in accordance with the advice of counsel or accountants, provided they have been selected with reasonable care.
     10. Indemnification. The Company shall indemnify, out of the assets of the Company only, the Manager, the Manager Affiliates and the officers of the Company, and their respective agents, to the fullest extent permitted by law and shall save and hold them harmless from and in respect of all (A) reasonable fees, costs, and expenses, including legal fees, paid in connection with or resulting from any claim, action, or demand against the Company, the Member, the Manager, the officers of the Company, or their respective agents that arise out of or in any way relate to the Company, the Company’s properties, business or affairs and (B) such claims, actions, and demands and any losses or damages resulting from such claims, actions and demands, including amounts paid in settlement or compromise (if recommended by attorneys for the Company) of any such claim, action or demand; provided, however, that this indemnity shall not extend to conduct not undertaken in good faith nor to any conduct that constitutes recklessness, willful misconduct, gross negligence, a knowing violation of law or and international and material breach of this Agreement. Expenses incurred by any indemnified person in defending a claim or proceeding covered by this section shall be paid by the Company in advance of the final disposition of such claim or proceeding provided the indemnified person undertakes to repay such amount if it is ultimately determined that such person was not entitled to be indemnified. The provisions of this section shall remain in effect as to each indemnified person whether or not such indemnified person continues to serve in the capacity that entitled such person to be indemnified.
     11. Liquidation. Upon termination, the Company shall be dissolved and wound-up. the Manager shall proceed with the orderly sale or liquidation of the assets of the Company and shall apply and distribute the proceeds of such sale or liquidation in the following order of priority, unless otherwise required by law: (A) first, to pay all expenses of liquidation; (B) second, to pay all creditors of the Company in the order of priority provided by law or otherwise; (C) third, to the establishment of any reserve that the Manager may deem necessary (such reserve may be paid over to an escrow agent); and (D) fourth, to the Member. A reasonable amount of time shall be allowed for the orderly liquidation of the assets of the Company and the discharge of liabilities to creditors so as to enable the Manager to minimize the losses attendant upon such liquidation.
     12. Amendments. The terms and provisions of this Agreement may be modified or amended at any time and from time to time with the written consent of the Manager and the Member.
     13. Miscellaneous. This Agreement constitutes the full, complete, and final operating agreement of the Company and shall be binding upon the heirs, personal representatives and other successors of the Member. This Agreement shall be construed in accordance with the internal laws of the State of Delaware, without reference to such state’s conflicts of law principles. This Agreement may be executed in any number of counterparts (including by pdf, facsimile or other electronic means) each of which shall be considered an original. References to a Member or Manager, including by use of a pronoun shall be deemed to include masculine, feminine, singular, plural, individuals, partnerships, limited liability companies or corporations where applicable. References in this Agreement to terms in the singular shall include the plural and vice versa.
[Signature(s) on Following Page]

     In Witness Whereof, this Agreement has been executed as of the date first above written.

MEMBER: ZAYO GROUP, LLC
By:	/s/ Scott E. Beer
	Name:	Scott E. Beer
	Title:	Vice President, General Counsel and Secretary

THE SECURITIES EVIDENCED BY THIS OPERATING AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED UNLESS PURSUANT TO SEC RULE 144 OR THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT COVERING SUCH SECURITIES OR THE COMPANY RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THESE SECURITIES REASONABLY SATISFACTORY TO THE COMPANY, STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE ACT.
Signature Page to
Third Amended and Restated Operating Agreement of Zayo Fiber Solutions, LLC

EXHIBIT A
Zayo Fiber Solutions, LLC

Member Name & Address	Units	Capital Commitment
Zayo Group, LLC 400 Centennial Parkway, Suite 200 Louisville, CO 80027	1,000	$71,500,000

A-1

EXHIBIT B
Form of Unit Certificate

B-1